Exhibit 10.3

FORM OF PERFORMANCE UNIT AGREEMENT
[ ] GRANT

THIS AGREEMENT, dated as of [ ], (“Grant Date”) is between MasterCard Incorporated, a Delaware Corporation (“Company”), and you (the “Employee”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Long Term Incentive Plan (“Plan”).
WHEREAS, the Company has established the Plan, the terms of which Plan, are made a part hereof;
WHEREAS, the Human Resources and Compensation Committee of the Board of Directors of the Company (“Committee”) has approved this grant under the terms of the Plan;
NOW, THEREFORE, the parties hereby agree as follows:
1.    Grant of Units.
Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Employee the number of Units reflected in the Employee’s grant statement, the terms of which statement are incorporated as a part of this Agreement. Each Unit represents the right to receive an amount of the Company’s $0.0001 par value Class A Common Stock (“Common Stock”) that varies depending on the level of performance achieved on specified performance criteria during the performance period [ ], through [ ].
2.    Vesting Schedule.
(a)    Subject to (b) and (c) below, the interest of the Employee in the Units shall vest on [ ], conditioned upon the Employee’s continued employment with the Company or an Affiliated Employer as of [ ], and the achievement of the performance goals established by the Committee and set forth in the Employee’s grant statement. Vesting in Units is subject to the Committee’s exercise of downward discretion to reduce the amounts earned on achievement of performance goals.
(b)    In the event that the Employee’s employment with the Company or an Affiliated Employer terminates by reason of the Employee's death following the Grant Date, 100 percent of the Employee’s then unvested Units shall vest and be payable, as set forth in section 6(b), at a target level of performance. In the event of the Employee’s Termination of Employment with the Company or an Affiliated Employer due to Disability or Retirement six months or longer after the Grant Date, unvested Units shall continue to vest as if there had been no Termination of Employment, subject to the achievement of performance goals, and shall be paid as set forth in section 6(a), provided, however, that the Committee shall have discretion to determine at any time during the vesting period that an Employee shall not vest in whole or in part in a particular Unit. In the event of the Employee’s Termination of Employment with the Company or an Affiliated Employer for any other reason, unvested Units shall be forfeited.
(c)    In the event of a Change in Control, vesting and payment will be as set forth in sections 2(a) and 6(a) to the extent the achievement of performance goals can continue to be measured after the Change in Control. To the extent the achievement of performance goals is no longer capable of measurement following a Change in Control, 100 percent of the Employee’s unvested Units shall vest on [ ], conditioned upon the Employee’s continued employment with the Company or an Affiliated Employer, or successor thereto, as of [ ], and shall be paid at a target level of performance at the time set forth in section 6(a). In the event of the Employee’s Termination of Employment with the Company or an Affiliated Employer or successor thereto (within the meaning of Code section 409A), without Cause or by the Employee with Good Reason, six months preceding or two years following a Change in Control, 100 percent of the Employee’s then unvested Units shall vest upon the later of the Employee’s termination date or the Change in Control and be payable in accordance with section 6(c) at a target level of performance.
3.    Transfer Restrictions.
The Units granted hereunder may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan.
4.    Stockholder Rights.
Prior to the time that the Employee’s Units vest and the Company has issued Common Shares relating to such Units, the Employee will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Shares deliverable with respect to such Units. Specifically, and without limiting the foregoing, the Employee shall not be entitled to dividends or dividend equivalents prior to being issued Common Shares.
5.    Changes in Stock.
In the event of any change in the number and kind of outstanding stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Shares (other than a dividend payable in Common Shares) the Company shall make an appropriate adjustment in the number and terms of the Units credited to the Employee’s Account as provided in the Plan.
6.    Form and Timing of Payment.

(a)    The Company shall pay within 60 days following the [ ], vesting date set forth in section 2(a) above, a number of Common Shares equal to the aggregate number of Units determined to have been earned.
(b)    In the event of vesting under section 2(b) above due to an Employee's death, payment shall be made within 60 days following death.
(c)    In the event of vesting under section 2(c) above due to Termination of Employment in connection with a Change in Control, payment shall be made as follows: (i) in the event of Termination of Employment prior to the Change in Control, within 90 days following the Change in Control; or (ii) in the event of Termination of Employment after the Change in Control, on the first business day which is at least six months after the Termination of Employment or at such later date permitted under Code section 409A.
(d)    Notwithstanding section 6(a) above, the Company may, in its sole discretion, settle the Units in the form of a cash payment to the extent settlement in Common Shares is prohibited under local law, or would require the Employee, the Company and/or the Employer to obtain the approval of any governmental and/or regulatory body in the Employee’s country of residence (or country of employment, if different). Alternatively, the Company may, in its sole discretion, settle the Units in the form of Common Shares but require the Employee to immediately sell such Common Shares (in which case, this Agreement shall give the Company the authority to issue sales instructions on behalf of the Employee).
7.    Compliance with Law.
No Common Shares (or cash pursuant to section 6(d) above) will be delivered to the Employee in accordance with section 6 above unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.
8.    Death of Employee.
In the event of the Employee’s death, where the death results in vesting and payment of Units under section 2(b) above, payment shall be made to the Employee’s estate or beneficiary.
9.    Recoupment Policy.
In the event of a restatement of materially inaccurate financial results, the Committee has the discretion to recover from the Employee stock or cash equal to the value of the stock issued on settlement of these Units to the extent the vesting schedule of the Units under section 2(a) includes all or part of the period covered by the restatement. If the amount that would have vested based on achievement of performance goals would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the Employee stock or cash equal to the portion of the stock issued in excess of the amount that would have been paid based on the restated financial results. A recovery under this section 9 can be made by withholding compensation otherwise due to the Employee. The Company will not seek to recover amounts paid under this Agreement more than three years after the date the Company files the report with the Securities and Exchange Commission that contained the incorrect financial results. This Recoupment Policy is in addition to, and not in lieu of, any requirements under the Sarbanes-Oxley Act and shall apply notwithstanding anything to the contrary in this Agreement or in the Plan
10.    Taxes.
The Employee shall be liable for any and all taxes, including income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”), arising out of this grant or the issuance of the Common Shares on vesting of Units hereunder or any other taxable event in connection with the Units.
Prior to any such taxable event, the Employee (or the Employee’s estate) shall pay or make adequate arrangements satisfactory to the Company or, if different, the Employee’s employer (the “Employer”) to meet the Company’s or the Employer’s withholding obligations for Tax-Related Items. In this regard, the Company is authorized to deduct from the total number of Common Shares the Employee is to receive on settlement of the Units a number of Common Shares with a total value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate. If the obligation for Tax-Related Items is satisfied by withholding in Common Shares, for tax purposes, the Employee is deemed to have been issued the full number of Common Shares subject to the vested Units, notwithstanding that a number of the Common Shares are held back solely for the purpose of paying the Tax-Related Items.
Alternatively, provided the Employee is not subject to Securities and Exchange Commission Rule 16b-3, the Company may sell or arrange for the sale of a sufficient number of Common Shares issued to the Employee upon settlement of the Units to meet the Tax-Related Items withholding obligation, in which case, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates and the Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Share equivalent.
The Employee agrees to pay to the Company or the Employer, including through withholding from the Employee's wages or other cash compensation paid to the Employee by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee's participation in the Plan that cannot be satisfied by the means previously described including, without limitation, any Federal Insurance Contributions Act taxes required to be withheld before settlement of the Units.

Finally, the Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee's responsibility, regardless of any withholding by the Company or the Employer, and that the Company and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the settlement of the Units, the subsequent sale of any Common Shares acquired pursuant to the Units, or the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Employee's liability for Tax-Related Items. The Company may refuse to issue or deliver the Common Shares, or the proceeds of the sale of Common Shares, if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.
11.    Discretionary Nature of Plan.
The Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Units, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of Units granted and vesting provisions.
12.    Consent to On-Line Grant and Acceptance.
The Employee acknowledges and agrees that, as a term of this grant of Units, any grant, communication, or acceptance of such grant, if applicable, is permitted to be made and processed through the online system operated and maintained for this purpose. The Employee further acknowledges and agrees that execution of any documents through such system shall have the same force and effect as if executed in writing.
13.    Section 409A.
To the extent the Company determines that this Agreement is subject to Code section 409A, but does not conform with the requirements of Code section 409A the Company may at its sole discretion amend or replace the Agreement to cause the Agreement to comply with Code section 409A. The Agreement shall be construed and administered consistent with Code section 409A or an exemption from Code section 409A.
14.    Miscellaneous.
(a)    All amounts granted under this Agreement shall continue for all purposes to be a part of the general assets of the Company. The Employee’s interest in the amount ultimately determined to be earned shall make the Employee only a general, unsecured creditor of the Company.

(b)    The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(c)    Any notice required or permitted hereunder that is not covered by section 12 above, shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: Group Head, Global Rewards.
(d)    Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company or an Affiliated Employer. Neither the Plan nor this Agreement shall interfere with the rights of the Company or an Affiliated Employer, as applicable, to terminate the employment of the Employee and/or take any personnel action affecting the Employee without regard to the effect which such action may have upon the Employee as a recipient or prospective recipient of any benefits under the Plan or this Agreement.

The value of the Units granted hereunder is an extraordinary item of compensation outside the scope of the Employee’s employment contract, if any. As such, the Units granted hereunder are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
(e)    The Company reserves the right to impose other requirements on the Units, any Common Shares acquired or payment made pursuant to the Units, and the Employee's participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable. Such requirements may include (but are not limited to) requiring the Employee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(f)    Notwithstanding any provisions in this Agreement, the Units will be subject to any country-specific terms set forth in an addendum to this Agreement for Participants who work or reside in a country outside the United States (“Addendum”). Moreover, if the Employee relocates to one of the countries included in the Addendum, the terms for such country will apply to him or her, to the extent the Company determines that the application of such terms is necessary or advisable. The Addendum constitutes part of this Agreement.
(g)    The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Further, upon a determination that any term or other provision of this Agreement is illegal or otherwise incapable of being enforced, such term or other provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal or unenforceable term or provision.

(e)    This Agreement, along with the incorporated grant statement, an executed MasterCard LTIP Non-Competition Agreement, and any special provisions for the Employee’s country of residence or employment, as set forth in the applicable Addendum, constitutes the entire agreement of the parties with respect to the subject matter hereof.

By /s/_______________________________
Name:
Title: